Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Searchlight Minerals Corp.

Henderson, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-106624, 333-85984, and 333-169994) of Searchlight Minerals Corp. of our report dated April 4, 2016, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Las Vegas, Nevada

April 4, 2016